                              SAUL CENTERS, INC.
                            8401 Connecticut Avenue
                         Chevy Chase, Maryland  20815
                                (301) 986-6000



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           To Be Held April 18, 1997

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of SAUL CENTERS, INC., a Maryland corporation, will be held at 11:00 a.m. local time, on April 18, 1997, at the Embassy Suites Chevy Chase Pavilion, 4300 Military Road, N.W., Washington, D.C. (at the intersection of Western and Wisconsin Avenues, adjacent to Friendship Heights Metro Stop on the Metro Red Line), for the following purposes.

     1. To elect three directors to serve until the annual meeting of stockholders in 2000, or until their successors are duly elected and qualified.

     2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on February 20, 1997 will be entitled to notice of and to vote at the annual meeting or at any adjournment thereof.

     Stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU NOW PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD FOR WHICH A POSTAGE PAID RETURN ENVELOPE IS PROVIDED. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person. It is important that your shares be voted.


                                       By Order of the Board of Directors


                                       Scott V. Schneider
                                       Chief Financial Officer and Secretary

March 7, 1997
Chevy Chase, Maryland

                              SAUL CENTERS, INC.
                            8401 Connecticut Avenue
                         Chevy Chase, Maryland  20815
                                (301) 986-6000

                 ---------------------------------------------
                                PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 18, 1997
                 ---------------------------------------------

                                    GENERAL

     This Proxy Statement is furnished by the Board of Directors of Saul Centers, Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies to be voted at the annual meeting of stockholders to be held on April 18, 1997, and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying notice of such meeting. All stockholders of record at the close of business on February 20, 1997 will be entitled to vote.

     Any proxy, if received in time, properly signed and not revoked, will be voted at such meeting in accordance with the directions of the stockholder. If no directions are specified, the proxy will be voted for the Proposal set forth in this Proxy Statement. Any stockholder giving a proxy has the power to revoke it at any time before it is exercised. A proxy may be revoked (i) by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, (ii) by presentation at the annual meeting of a subsequent proxy executed by the person executing the prior proxy, or (iii) by attendance at the annual meeting and voting in person.

     Votes cast in person or by proxy at the annual meeting will be tabulated and a determination will be made as to whether or not a quorum is present. The Company will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders. If a broker submits a proxy indicating that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to such matter.

     Solicitation of proxies will be primarily by mail. However, directors and officers of the Company also may solicit proxies by telephone or telegram or in person. The Company has retained Corporate Investor Communications, Inc. to assist with distribution of soliciting materials and solicitation of proxies. Corporate Investor Communications, Inc. will be paid a fee of $4,000 for its services, plus reasonable and customary expenses. All of the expenses of preparing, assembling, printing and mailing the materials used in the solicitation of proxies will be paid by the Company. Arrangements may be made with brokering houses and other custodians, nominees and fiduciaries to forward soliciting materials, at the expense of the Company, to the beneficial owners of shares held of record by such persons. It is anticipated that this Proxy Statement and the enclosed proxy card first will be mailed to stockholders on or about March 7, 1997.

     As of February 20, 1997, 12,184,433 shares of Common Stock of the Company, $0.01 par value per share ("Common Stock"), were outstanding. Each share of Common Stock entitles the holder thereof to one vote on each of the matters to be voted upon at the annual meeting. As of the record date, officers and directors of the Company had the power to vote approximately 19.4 percent of the outstanding shares of Common Stock, excluding 5.6 percent of the outstanding Common Stock held by the B.F. Saul Company Employees' Profit Sharing Retirement Trust, two of five trustees of which, are officers and directors of the Company. The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock in favor of the Proposal set forth in this Proxy Statement.

                             ELECTION OF DIRECTORS

Nominees and Directors

     The First Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company provide that there shall be no fewer than three, nor more than fifteen directors, as determined from time to time by the directors in office. Since June 1993, the Board of Directors has been composed of nine directors, divided into three classes with staggered three-year terms. The term of each class expires at the annual meeting of stockholders, which is expected to be held in April of each year. The directors elected at the annual meeting of stockholders in 1997 will serve until the annual meeting of stockholders in 2000. Under the Company's First Amended and Restated Articles of Incorporation, a majority of the directors must be independent directors, who are directors unaffiliated with B.F. Saul Real Estate Investment Trust (the "Saul Trust"), Chevy Chase Bank, F.S.B., B.F. Saul Company (the "Saul Company") and certain affiliated entities (collectively, "The Saul Organization"). Messrs. Jackson, Kelley, Longsworth, Noonan and Symington are independent directors.

     The Company's officers and directors have advised the Company that they intend to vote their shares of Common Stock for the election of each of the nominees. Proxies will be voted FOR the election of the nominees listed below unless authority is withheld.

     The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each nominee and director of the Company. Each of the nominees is presently a director of the Company, has served as such since June 1993 and shall, if elected, continue to serve as a director until his successor has been duly elected and qualified.

Class One Directors-Term Ends at 2000 Annual Meeting (If Elected)


                                    Principal Occupation and
Name                   Age          Current Directorships
----                   ---          ---------------------

Philip D. Caraci       58           President and a Director of the Company.
                                    Senior Vice President and Secretary of the
                                    Saul Trust since 1987. Executive Vice
                                    President of the Saul Company with which he has been associated since 1972. President of Franklin Property Company ("Franklin") since
                                    1986.

Gilbert M. Grosvenor   65           Director of the Company. President (1980
                                    through 1996) and Chairman of the Board of Trustees since 1987 of the National
                                    Geographic Society, with which he has been associated since 1954. Director of Chevy
                                    Chase Bank, F.S.B., Marriott International
                                    Corporation, Ethyl Corp., and a Trustee of the Saul Trust.

Philip C. Jackson, Jr.  68          Director of the Company. Adjunct Professor
                                    at Birmingham-Southern College since 1989.
                                    Member of the Thrift Depositors' Protection
                                    Oversight Board from 1990 until 1993. Vice
                                    Chairman and a Director of Central
                                    Bancshares of the South from 1980 to 1989.
                                    Member of the Board of Governors of the
                                    Federal Reserve System from 1975 to 1978.
                                    Director of USG Corporation, International
                                    Realty Corporation and Jackson Insurance
                                    Agency.

Class Two Directors-Term Ends at 1998 Annual Meeting

                                    Principal Occupation and
Name                    Age         Current Directorships
----                    ---         ------------------------

General Paul X. Kelley  68          Director of the Company. Vice Chairman of
                                    Cassidy & Associates since 1989. Commandant of the Marine Corps and member of the Joint
                                    Chiefs of Staff from 1983 to 1987. Director of Allied-Signal, Inc., GenCorp, Inc.,
                                    Sturm, Ruger Company, Inc., UST Inc., London
                                    Insurance Group, London Life Insurance
                                    Company, and The Wackenhut Corporation.

Charles R. Longsworth   67          Director of the Company. Chairman Emeritus
                                    of Colonial Williamsburg Foundation.
                                    Chairman and Trustee of Colonial
                                    Williamsburg Foundation from 1977 through
                                    1994. Chairman, Trustees of Amherst College.
                                    Director of Crestar Financial Corporation,
                                    Public Radio International, Houghton
                                    Mifflin, Inc., FlightSafety International,
                                    Inc., Roadway Services, Inc. and Virginia
                                    Eastern Shore Economic Development Corp.

Patrick F. Noonan       54          Director of the Company. Chairman of The
                                    Conservation Fund since 1985. Trustee of the
                                    National Geographic Society. On the Board of
                                    Advisors of Duke University School of the
                                    Environment. Director of Ashland,
                                    International Paper, American Gas Index Fund and Rushmore Funds.

Class Three Directors-Term Ends at 1999 Annual Meeting

                                    Principal Occupation and
Name                    Age         Current Directorships
----                    ---         ------------------------

B. Francis Saul II      64          Chairman and Chief Executive Officer of the
                                    Company. Chairman of the Board of Trustees of the Saul Trust since 1969 and a Trustee since 1964. President and Chairman of the Board of Directors of the Saul Company since
                                    1969. Chairman of the Board and Chief
                                    Executive Officer of Chevy Chase Bank,
                                    F.S.B. since 1969. Member of National
                                    Gallery of Art Trustees Council. Trustee of the National Geographic Society and the Brookings Institution. Director of Board of
                                    Visitors & Governors of Washington College.

James W. Symington      69          Director of the Company. Partner in the law
                                    firm of O'Connor & Hannan since 1986. Member of Congress from 1969 to 1977. Director of National Rehabilitation Hospital and Riggs
                                    National Bank.

John R. Whitmore        63          Director of the Company. President and Chief
                                    Executive Officer of the Bessemer Group,
                                    Inc. and its Bessemer Trust Company
                                    subsidiaries (a financial management and banking group), with which he has been associated since 1975. Director of Bessemer
                                    Securities Corporation, the Saul Company and
                                    Chevy Chase Property Company. Trustee of the
                                    Saul Trust.


     In the event that any nominee(s) should be unable to accept the office of director, which is not anticipated, it is intended that the persons named in the proxy will vote for the election of such other person in the place of such nominee(s) for the office of director as the Board of Directors may recommend. The affirmative vote of a plurality of the shares of Common Stock present is required for the election of directors.

     The Board of Directors met five times during 1996. Each member of the Board attended at least 83 percent of the aggregate of the meetings of the Board and of the Committees of the Board on which he served.

Compensation of Directors

     Directors of the Company are currently paid an annual retainer of $18,000 and a fee of $1,000 for each Board or Committee meeting attended. Directors from outside the Washington, D.C. area also are reimbursed for out-of-pocket expenses in connection with their attendance at meetings. For the year ended December 31, 1996, the Company paid its directors total compensation of $218,000, of which $99,050 was paid in cash and $118,950 was paid in deferred stock compensation (as described below).

     In addition, directors may elect to participate in the Deferred Compensation Plan discussed below. For the year ended December 31, 1996, 10,848 shares were credited to the directors' deferred fee accounts.

Committees of the Board of Directors

     The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Executive Committee.

     The Audit Committee is composed of Messrs. Kelley, Longsworth, Noonan and Symington. It makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of each audit engagement, approves professional services provided by the independent public accountants, considers the range of audit and non-audit fees, reviews the Company's financial statements, evaluates the performance of the independent public accountants and the Company's financial and accounting personnel, and reviews the adequacy of the Company's internal accounting controls. This Committee met three times during 1996.

     The Compensation Committee is composed of Messrs. Grosvenor and Whitmore. It determines compensation for the Company's executive officers and administers any stock, incentive or other compensation plans adopted by the Company, including the Company's 1993 Stock Option Plan (the "Stock Option Plan"). This Committee met once during 1996.

     The Executive Committee is composed of Messrs. Caraci, Jackson and Saul. It has such authority as is delegated to it by the Board of Directors and advises the Board of Directors from time to time with respect to such matters as the Board of Directors directs. This Committee did not meet during 1996.

     The Company does not have a nominating committee.

Compensation Committee Interlocks and Insider Participation

     B.Francis Saul II, Chairman of the Board and Chief Executive Officer of the Company, served on the Board of Trustees and the Compensation Committee of the National Geographic Society during 1996. Gilbert M. Grosvenor, a director of the Company and a member of the Company's Compensation Committee during 1996, serves as Chairman of the Board of Trustees of the National Geographic Society.

Executive Officers Who Are Not Directors

     The following list sets forth the name, age, position with the Company, present principal occupation or employment and material occupations, positions, offices or employment during the past five years of each executive officer who is not a director of the Company. Each listed individual has held an office with the Company since its inception in June 1993.

Name                    Age         Position and Background
----                    ---         -----------------------

Christopher H. Netter   42          Vice President - Leasing. Vice President of
                                    the Saul Company and Franklin and Assistant
                                    Vice President of the Saul Trust from 1987 to 1993.

Scott V. Schneider      39          Vice President - Chief Financial Officer,
                                    Treasurer and Secretary. Vice President of the Saul Company and Franklin and Assistant
                                    Vice President of the Saul Trust from 1985 to 1993.

Charles W. Sherren, Jr. 43          Vice President - Management. Vice President
                                    of the Saul Company and Franklin and
                                    Assistant Vice President of the Saul Trust from 1981 to 1993.

Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") requires the Company's officers and directors, and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 which they file.

     To the best of the Company's knowledge, based upon copies of forms furnished to it and written representations from officers, directors and 10 percent beneficial holders, no person was late filing SEC Forms 3, 4 or 5 during the period January 1, 1996 through December 31, 1996.


Deferred Compensation Plan

     A Deferred Compensation Plan was established by the Company, effective January 1, 1994, for the benefit of its directors and their beneficiaries. Before the beginning of any calendar year, a director may elect to defer all or part of his or her director's fees to be earned in that year and the following years. A director has the option to have deferred fees paid in cash, in shares of Common Stock or in a combination of cash and Common Stock. If the director elects to have the deferred fees paid in stock, the number of shares allocated to the director is determined based on the market value of the Common Stock on the day the deferred director's fees were earned.

     In connection with the Company's initial public offering of its Common Stock in 1993, 20,000 shares of Common Stock were authorized for a deferred compensation plan and were reserved for listing with the New York Stock Exchange upon issuance. In 1996, the Company reserved for listing with the New York Stock Exchange an additional 50,000 shares of Common Stock in connection with the Deferred Compensation Plan. Through December 31, 1996, 27,066 of these 70,000 shares have been credited to the directors' deferred fee accounts.

                            EXECUTIVE COMPENSATION

Annual Compensation

     The Company pays compensation to its executive officers for their services in such capacity. The following Summary Compensation Table sets forth the annual and long-term compensation paid by the Company to the executive officers for, or with respect to, the fiscal periods ended December 31, 1996, 1995 and 1994.

                          SUMMARY COMPENSATION TABLE

                               Annual Compensation                 Long-Term
                               -------------------                Compensation
                                                                  ------------      All
                                                                  Stock Option     Other
Name and Principal Position      Year     Salary       Bonus      Awards (Shs)  Compensation (1)
---------------------------    -------   ---------  ------------  ------------  ----------------

B. Francis Saul II                 1996   $125,000       $10,000           --             --
 Chairman and                      1995    125,000        10,000           --             --
 Chief Executive Officer           1994    125,000            --           --             --

Philip D. Caraci                   1996    218,333        18,000           --             --
 President                         1995    198,333        16,400           --             --
                                   1994    181,667        14,800           --             --

Christopher H. Netter              1996    140,084         9,905           --        $10,338
 Vice President                    1995    135,769         9,625           --         10,817
 Leasing                           1994    129,904         9,275           --         10,627

Scott V. Schneider                 1996    141,151        10,115           --         10,349
 Vice President                    1995    129,835         9,450           --         10,345
 Chief Financial Officer           1994    112,126         8,400           --          9,066

Charles W. Sherren, Jr.            1996    110,596         7,875           --          8,165
 Vice President                    1995    104,619         7,490           --          8,308
 Management                        1994     96,539         7,000           --          7,861

(1) Amounts paid represent Company's contribution to Employees' Profit Sharing Retirement Trust and Company's payment of life insurance premiums for the benefit of the named executive officers.

Stock Option Grants in Last Fiscal Year

     The following table sets forth certain information with respect to stock option grants, pursuant to the Stock Option Plan, made to the Chief Executive Officer and named executive officers during the year ended December 31, 1996.

                    OPTION GRANTS IN LAST FISCAL PERIOD (1)

                                                                                               Potential Realizable Value
                                            Percentage of                                       @ Assumed Annual Rate of
                            No. of Shares   Total Options                                       Stock Price Appreciation
                             Underlying       Granted to         Exercise                         Until Fully Vested
Name and                       Options       Employees in          Price      Expiration       -------------------------
Principal Position             Granted            1996           ($/Share)       Date              5%           10%
------------------           ----------      ------------        ---------    ----------         -----          -----
B. Francis Saul II                   --             --                --           --              --              --
  Chairman and
  Chief Executive
   Officer

Philip D. Caraci                     --             --                --           --              --              --
  President

Christopher H. Netter                --             --                --           --              --              --
  Vice President
  Leasing

Scott V. Schneider                   --             --                --           --              --              --
  Vice President
  Chief Financial
   Officer

Charles W. Sherren, Jr.              --             --                --           --              --              --
  Vice President
  Management

(1) The Company is authorized under the Stock Option Plan to grant options to purchase 400,000 shares of Common Stock. Options to purchase a total of 20,000 shares of Common Stock were terminated in 1995. Options to purchase 30,000 shares were granted in 1994, options to purchase 17,500 shares were terminated in 1994, and options to purchase 187,500 shares were granted in 1993, leaving 220,000 shares available for grant at December 31, 1996. No options were granted in 1996.

Options Exercised and Fiscal Year-End Values

     The following table sets forth certain information with respect to unexercised stock options held by the Chief Executive Officer and the named executive officers at December 31, 1996. None of such officers exercised any stock options during the year ended December 31, 1996.

                       VALUE OF UNEXERCISED OPTIONS (1)

                                              Number of
                                          Unexercised Options
                                       at December 31, 1996 (2)
                                       --------------------------
Name and Principal Position            Exercisable  Unexercisable
---------------------------            -----------  -------------

B. Francis Saul II                              --           --
  Chairman and
  Chief Executive Officer

Philip D. Caraci                            75,000       25,000
  President

Christopher H. Netter                       18,750        6,250
  Vice President
  Leasing

Scott V. Schneider                          18,750        6,250
  Vice President
  Chief Financial Officer

Charles W. Sherren, Jr.                     15,000        5,000
  Vice President
  Management

(1) No options were in-the-money at December 31, 1996.

(2) All unexercised options carry a vesting privilege of 25% per year over a four year period, which commenced vesting September 22, 1994. All options have an exercise price of $20 per share and expire on September 23, 2003, with earlier expiration to occur at employment termination.

                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee is comprised of Messrs. Grosvenor and Whitmore. Members of the Compensation Committee are selected each year by the full Board of Directors. All members of the Compensation Committee must be "outside directors," who are not (i) officers or former officers of the Company; (ii) employees of the Company or any of its subsidiaries; (iii) relatives of the Chief Executive Officer; (iv) holders of more than 5 percent of the Company's voting stock; (v) members of an organization acting as an advisor, legal counsel or in similar capacity with respect to the Company and receiving compensation therefor on an ongoing basis from the Company, in addition to director's fees; or (vi) with reference to a particular transaction, interested directors within the meaning of Section 2-419 of the Maryland General Corporation Law.

     The Compensation Committee determines compensation for the Company's executive officers and administers any stock incentive or other compensation plans adopted by the Company, including the Stock Option Plan. The Compensation Committee believes that the Company's compensation package must be structured in a manner that will help the Company attract and retain qualified executives and will align compensation of such executives with the interests of stockholders. The compensation package currently consists of salary, bonus and long-term compensation in the form of stock options issued pursuant to the Stock Option Plan.

Salary and Bonus

     Salary and bonus are determined by the Compensation Committee using a subjective evaluation process. In making determinations of salary and bonus for particular officers, including the Chief Executive Officer, the Compensation Committee considers the general performance of the Company, the officer's position, level and scope of responsibility, the officer's anticipated performance and contributions to the Company's achievement of its long-term goals, and the salary and bonus for the officer recommended by management.

Stock Option Grants

     The Compensation Committee is responsible for administering the Stock Option Plan, which includes determining the individuals to be granted stock option awards and defining the terms of such awards, including the number of shares subject to each option, exercise price, vesting schedule and expiration date.

     The purpose of the Stock Option Plan is to provide compensation to persons whose services are considered essential to the Company. By linking this compensation to the market performance of the Company's Common Stock, the Company intends to provide additional incentive for officers and key employees to enhance the value and success of the Company and align the long-term interests of the officers and key employees with the interests of the Company. Under the terms of the Stock Option Plan, Mr. Saul is not eligible to participate in the plan.

     The Compensation Committee uses a subjective evaluation process to determine whether an officer or key employee should receive an option grant and the number of shares subject to stock options granted to such officer or key employee, and has not set specific objective goals or standards that an officer or key employee must meet to receive a stock option grant. The factors considered by the Compensation Committee include the general performance of the company, the position, level and scope of responsibility of the respective officer or key employee and the officer's or key employee's anticipated performance and contributions to the Company's achievement of its long-term goals.

     During 1996, the Compensation Committee did not grant any options.

                                     Gilbert M. Grosvenor
                                     John R. Whitmore

PERFORMANCE GRAPH

     Rules promulgated under the Exchange Act require the Company to present a graph comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index, and
(ii) a published industry index or peer group. Although the graph would normally be for a five-year period, the Common Stock has been publicly traded only since August 27, 1993, and as a result, the following graph commences as of August 31, 1993. The graph compares the cumulative total stockholder return of the Company's Common Stock ("BFS"), based on the market price of the Common Stock and assuming reinvestment of dividends, with the National Association of Real Estate Investment Trust Equity Index ("NAREIT") and the S&P 500 Index
("S&P 500"). The graph assumes the investment of $100 on August 31, 1993.

Comparison of Total Return

[LINE GRAPH APPEARS HERE]

                                 Total Return
                             Comparative Indices

                        BFS            S & P         NAREIT
                        Index          500           Equity
                        -----          -----         ------
Aug-93                 100.000        100.000        100.000
Dec-93                  96.398        101.561         97.138
Apr-94                 100.343         98.954        102.154
Aug-94                  94.302        105.454        102.097
Dec-94                  82.096        102.881        100.220
Apr-95                  96.974        116.191        100.021
Aug-95                  94.862        128.076        109.054
Dec-95                  85.352        141.394        115.522
Apr-96                  93.848        151.179        118.746
Aug-96                  88.876        151.934        129.224
Dec-96                 106.339        173.862        156.259

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of February 20, 1997, concerning shares of Common Stock beneficially owned by all persons (if any) known by the Company to own more than 5 percent of the Company's outstanding Common Stock, by each director and nominee, by each executive officer named in "Executive Compensation" above, and by all directors and executive officers as a group, according to information provided to the Company by each such person. Unless otherwise noted, each person named has sole voting and sole investment power with respect to all shares beneficially owned by such person.


                                                   Aggregate
                                                   Number of
                                                     Shares                 Percent
Name of                                           Beneficially                of
Beneficial Owner                                   Owned (1)               Class (1)
----------------                                  ------------            ----------
B. Francis Saul II                                2,182,119(2)                17.9%
Philip D. Caraci                                     98,373(3)                   *
Philip C. Jackson, Jr.                               18,500(4)                   *
Paul X. Kelley                                        3,000                      *
Charles R. Longsworth                                 1,700                      *
Patrick F. Noonan                                     5,000(5)                   *
James W. Symington                                      200                      *
John R. Whitmore                                      2,500(6)                   *
Scott V. Schneider                                   18,980(7)                   *
Christopher H. Netter                                18,750(8)                   *
Charles W. Sherren, Jr.                              15,000(9)                   *

All directors and officers as
a group (18 persons)                              2,364,432                   19.4%

* Less than 1 percent

(1) Beneficial ownership and percent of class are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
(2) Includes 1,623,674 shares owned by the B.F. Saul Real Estate Investment Trust, 120,363 shares owned by Franklin Property Co., 374,030 shares owned by Westminster Investing Corporation, 57 shares owned by Van Ness Square Corp., 31,045 shares owned by various family trusts and as custodian for a child, and 32,950 shares owned by Mr. Saul's spouse. Pursuant to Rule 13d-3, the Common Stock described above is considered to be beneficially owned by Mr. Saul because he has or may be deemed to have sole or shared voting and/or investment power in respect thereof. Excludes 687,657 shares owned by the B.F. Saul Company Employees' Profit Sharing Retirement Trust, (the "Employee Trust"). Mr Saul is one of five Trustees for the Employee Trust and has a pecuniary interest in the Employee Trust as one of the participating employees.
(3) Includes 15,666 shares owned jointly by Mr. Caraci and his spouse, 2,638 shares owned by Mr. Caraci's spouse, and 75,000 shares subject to currently exercisable options held by Mr. Caraci. Mr. Caraci disclaims beneficial ownership of 2,638 shares owned by his spouse. Excludes 687,657 shares owned by the Employee Trust. Mr Caraci is one of five Trustees for the Employee Trust and has a pecuniary interest in the Employee Trust as one of the participating employees.
(4) Mr. Jackson disclaims beneficial ownership of 1,500 shares owned by his spouse.
(5) Mr. Noonan disclaims beneficial ownership of 2,500 shares owned by his spouse.
(6) Mr. Whitmore disclaims beneficial ownership of 1,500 shares owned by a trust, of which he serves as trustee, for the benefit of his mother.
(7) Includes 18,750 shares subject to currently exercisable options held by Mr. Schneider and 230 shares owned by Mr. Schneider's children. Mr. Schneider disclaims beneficial ownership of 230 shares owned by his children.
(8) Represents 18,750 shares subject to currently exercisable options held by Mr. Netter.
(9) Represents 15,000 shares subject to currently exercisable options held by Mr. Sherren.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     The Company began operations in August 1993. On August 26, 1993, The Saul Organization transferred to Saul Holdings Limited Partnership, a Maryland limited partnership (the "Operating Partnership") and two newly formed subsidiary limited partnerships (the "Subsidiary Partnerships," and collectively with the Operating Partnership, the "Partnerships"), 26 shopping center properties, one office property, one research park and one office/retail property (collectively, the "Portfolio Properties"), located primarily in the Washington, D.C./Baltimore metropolitan area and the Mid-Atlantic region of the United States, and the management functions related to the Portfolio Properties (the "Management Functions").

     Certain relationships exist among the Company and its subsidiaries, the members of The Saul Organization and the Partnerships and are discussed below.

     Management of the Current Portfolio Properties. The Company and its subsidiaries share with The Saul Organization certain ancillary functions, such as computer and payroll services, benefits administration and in-house legal services. The Saul Organization also subleases office space to the Company. The terms of all sharing arrangements, including payments related thereto, are reviewed periodically by the independent directors of the Company, who constitute five of the nine members of the Board of Directors. Included in general and administrative expenses for the year ended December 31, 1996 are charges totalling $1,229,000 related to such shared services, of which $1,073,000 was paid prior to December 31, 1996. The Company believes that the amounts allocated to it for such shared services represent a fair allocation between The Saul Organization and the Company and it subsidiaries. The Company believes that sharing these expenses with The Saul Organization results in a savings from the expenses that would be incurred if such services were obtained from independent third parties.

     Related Party Rents. Chevy Chase Bank, F.S.B leases space in several of the shopping centers owned by the Company and its subsidiaries. The total rental income from Chevy Chase Bank, F.S.B. from January 1, 1996 through December 31, 1996 was $1,063,000. The Company believes that all of the leases with Chevy Chase Bank, F.S.B have comparable terms to leases that would have been obtained from unrelated third parties.

     Management Personnel. The Chairman and Chief Executive Officer as well as the President of the Company remain officers of various members of The Saul Organization, but devote a substantial amount of time to the management of the Company. The annual compensation for these officers is fixed by the Compensation Committee of the Board of Directors each year.

     Exclusivity Agreement and Right of First Refusal. The Company has entered into an Exclusivity Agreement (the "Exclusivity Agreement") with, and has been granted a right of first refusal (the "Right of First Refusal") by, The Saul Organization. The purpose of these agreements is to minimize potential conflicts of interest between The Saul Organization and the Company and it subsidiaries. The Exclusivity Agreement and Right of First Refusal generally require The Saul Organization to conduct its shopping center business exclusively through the Company and its subsidiaries and to grant the Company a right of first refusal to purchase commercial properties and development sites that become available to The Saul Organization in the District of Columbia or adjacent suburban Maryland.

     Reimbursement Agreement. Pursuant to a reimbursement agreement among the partners in the Partnerships, The Saul Organization and those of its subsidiaries that are partners in the Partnerships have agreed to reimburse the Company and the other partners in the event the Partnerships fail to make payments with respect to certain portions of the Partnerships' debt obligations and the Company or any such other partners personally make payments with respect to such debt obligations. As of December 31, 1996, the maximum potential obligation of The Saul Organization and its subsidiaries under the agreement was $195.9 million. The Company believes that the Partnerships will be able to make all payments due with respect to their debt obligations.

                             INDEPENDENT AUDITORS

     Upon recommendation of and approval by the Audit Committee, Arthur Andersen LLP has been selected to act as independent certified public accountants for the Company during the current fiscal year.

     A representative of Arthur Andersen LLP will be present at the annual meeting and will be provided with the opportunity to make a statement if desired. Such representative also will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the annual meeting other than those stated above. If any other business should come before the annual meeting, the persons named in the enclosed proxy will vote thereon as they determine to be in the best interests of the Company.

                       PROPOSALS FOR NEXT ANNUAL MEETING

     It is presently contemplated that the 1998 annual meeting of stockholders will be held in mid-April 1998. Any stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy for the annual meeting of stockholders to be held in 1998 must be received at the Company's office at 8401 Connecticut Avenue, Chevy Chase, Maryland 20815, no later than November 7, 1997.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1996 accompanies this Proxy Statement.

                                       By order of the Board of Directors



                                       Scott V. Schneider
                                       Chief Financial Officer and Secretary

March 7, 1997
Chevy Chase, Maryland

                              SAUL CENTERS, INC.
                  A Proxy for Annual Meeting of Stockholders
                                April 18, 1997
               This Proxy is solicited by the Board of Directors


The undersigned hereby appoints B. Francis Saul II and Philip D. Caraci, and each of them, as proxies, with full power of substitution in each, to vote all shares of the common stock of Saul Centers, Inc. (the "Company") which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on April 18, 1997, at 11:00 a.m. local time, and at any adjournment thereof, on all matters set forth in the Notice of Meeting and Proxy Statement, dated March 7, 1997, a copy of which has been received by the undersigned as follows:

     1. TO ELECT THREE DIRECTORS TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS IN 2000.
     [_]  GRANT AUTHORITY to vote for all nominees listed below.
     [_]  WITHHOLD AUTHORITY to vote for all nominees listed below

     Philip D. Caraci, Gilbert M. Grosvenor; Philip C. Jackson, Jr.

     INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.

     --------------------------------------------------------------------------
                         (Please sign on reverse side)

2.  OTHER MATTERS.

    GRANT AUTHORITY upon such other matters as may come before the meeting as they determine to be in the best interest of the Company.

                   [_]  FOR    [_]  AGAINST    [_]  ABSTAIN

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" THE MATTERS STATED.

                                           Dated:                         , 1997
                                                  ------------------------

                                           -------------------------------------

                                           -------------------------------------
                                           Signature(s) of Stockholders(s)

IMPORTANT: Please mark this Proxy, date it, sign it exactly as your name(s) appear(s) and return it in the enclosed postage paid envelope. Joint owners should each sign personally. Trustees and others signing in a representative or fiduciary capacity should indicate their full titles in such capacity.